Woodward Reports Fourth Quarter and Fiscal 2003 Results

ROCKFORD, IL -- 11/17/2003 -- Woodward Governor Company (NASDAQ: WGOV) today reported fourth quarter and fiscal year 2003 results. For the full year, earnings were $12,346,000, or $1.08 per share (all per-share amounts are diluted) compared with $45,170,000, or $3.90 per share, in the prior year as measured before the cumulative effect of a fiscal year 2002 accounting change.

"Despite stronger performance in aircraft engine systems, deteriorating power generation markets continued to hinder fourth quarter results," said Chairman and Chief Executive Officer John A. Halbrook. "We started to see early benefits from our realignment of staff and capacity, as well as the progress made in Woodward's global supply chain in the quarter. Additional savings should be realized over the next year."

Net sales in the fourth quarter were $154,061,000, an increase of 1 percent from $152,586,000 in the previous year's fourth quarter. Net earnings in the fourth quarter were $1,735,000, or $0.15 per share, compared with $3,217,000, or $0.28 per share, in the previous year's fourth quarter. Expenses associated with workforce management activities and the consolidation of Aircraft Engine System's servovalve operations into its Rockford facility reduced net earnings by approximately $1,875,000 in the fourth quarter of fiscal 2003. Last year, expenses associated with workforce management activities and the decrease in the carrying amount of certain manufacturing equipment to its fair value reduced net earnings by approximately $3,300,000.

Net sales for the full fiscal year were $586,682,000, a decrease of 14 percent from $679,991,000 in the previous year. For the full fiscal year 2003, earnings were $12,346,000, or $1.08 per share, compared with $45,170,000, or $3.90 per share, in the prior year as measured before the cumulative effect of a fiscal year 2002 accounting change. Expenses associated with workforce management activities and other special items reduced fiscal year 2003 earnings by approximately $9,100,000 and last year's earnings by approximately $6,850,000. These special items are described more fully in the paragraphs that follow.

"Beyond the results, there was good news in both Industrial Controls and Aircraft Engine Systems," Mr. Halbrook continued. "Although we do not expect the large gas turbine market to bottom until sometime in 2004, there are signs power generation markets are recovering. In addition, we made market share gains in Industrial Controls through the introduction of new products, gaining new customers, and increasing content per engine. In Aircraft Engine Systems, sales in the fourth quarter were higher than both last year's fourth quarter and the third quarter of fiscal year 2003, but it's too early to predict if this performance is indicative of an industry upturn."

Industrial Controls' net sales in the fourth quarter were $88,793,000, including $10,422,000 from businesses acquired in 2003, compared to $90,743,000 in the same quarter a year ago. Industrial Controls incurred a loss of $6,931,000 in the fourth quarter of 2003, compared to a loss of $4,246,000 in the same quarter a year ago. Expenses associated with workforce management activity totaled approximately $2,000,000 in this year's fourth quarter and $2,100,000 in last year's fourth quarter. In addition, $3,000,000 was recognized in last year's fourth quarter to reduce the carrying amount of certain manufacturing equipment to its fair value. (All expenses discussed in conjunction with segment earnings are on a pretax basis.)

Industrial Controls' net sales for the full fiscal year were $332,755,000, a decrease of 19 percent from the previous year. The impact of businesses acquired in 2003 and 2002 increased net sales by approximately $19,000,000 in 2003 over 2002. Industrial Controls incurred a loss of $11,588,000 for the full fiscal year 2003, compared to earnings of $33,294,000 in the previous year. This year's results included expenses totaling approximately $7,850,000 that were associated with workforce management activities, lease termination costs, the write-off of certain advance licenses fees, and the transfer of an overseas pension to a different plan. Last year's results included expenses totaling approximately $7,000,000 that were associated with workforce management activities and the reduction of the carrying amount of certain manufacturing equipment to its fair value.

Aircraft Engine Systems' net sales in the fourth quarter were $65,268,000, compared to $61,843,000 in the same quarter a year ago, an increase of 6 percent. Aircraft Engine Systems' earnings were $13,793,000 in the fourth quarter of fiscal year 2003, compared to $11,973,000 in the same quarter a year ago, an increase of 15 percent. Expenses associated with the consolidation of Aircraft Engine Systems' servovalve operations into its Rockford facility totaled approximately $1,000,000 in the fiscal year 2003 fourth quarter. In last year's fourth quarter, Aircraft Engine Systems expensed approximately $210,000 for workforce management activities.

Aircraft Engine Systems' net sales for the full fiscal year were $253,927,000, a decrease of 6 percent from the previous year. Aircraft Engine Systems' earnings were $47,615,000 for the full fiscal year 2003, down 17 percent from the prior year. Expenses associated with workforce management activities totaled approximately $4,000,000 this year and $4,000,000 last year. In addition, we incurred other costs associated with the consolidation of Aircraft Engine System's servovalve operations into our Rockford facility this year that totaled approximately $2,600,000.

Mr. Halbrook concluded, "In fiscal 2003, as our key markets were seeking a cyclical trough, we took decisive steps to adjust our capacity and improve operations, while preserving Woodward's core strengths. In the case of two of those strengths -- commitment to our customers' needs and world-class engineering -- we chose to maintain our investment in developing new fuel-efficient, low-emission products and bundled systems rather than to pull back and wait for an upturn. The strategy impacted near-term financial results, but we believe created long-term value for our customers and shareholders.

"Despite the challenges ahead, Woodward's strategic momentum is solid. The speed at which we can transform our momentum into financial performance that meets our long-term objectives will depend on economic and industry conditions. In the meantime, based on prospects for market share gains, cost reductions achieved through actions in 2003, and our recent acquisitions, we reaffirm our outlook that earnings for fiscal 2004 will exceed those of 2003."

Woodward will hold an investor conference call at 7:30 a.m. CT on Tuesday, November 18, 2003, to provide an overview of the fourth quarter and fiscal 2003 financial performance, business highlights, and outlook for fiscal 2004. You are invited to listen to the live Webcast of our conference call or a recording at our Web site, www.woodward.com.

About Woodward

Woodward is the world's largest independent designer and manufacturer of energy control solutions for aircraft and industrial engines, turbines and power equipment. The company's innovative controls and fuel delivery systems help manufacturers worldwide operate cleaner and more efficient power equipment. Woodward's products and services are used in the aerospace, power generation, oil and gas processing, and transportation markets, which include rail, marine and many light and heavy industrial applications. Woodward is headquartered in Rockford, Illinois, and serves global markets from locations worldwide. Visit our Web site at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements might include ability to capture and retain market share, ability to improve margins, ability to integrate past and future acquisitions into operations, risks of power generation or airline industry economic conditions and the timing associated with recovery of those markets, political risks, military actions or trade embargoes affecting customers' markets, including the continuance of military actions in Iraq, potential cancellation of orders by customers, and competitive product and pricing pressures. These factors and others are more fully described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2003 (expected to be available by mid-December 2003).

                Woodward Governor Company and Subsidiaries
                    STATEMENTS OF CONSOLIDATED EARNINGS

                                     Three months
                                        ended              Year ended
(Unaudited-in thousands             September 30,          September 30,
                                    ------------           ------------
 except per share amounts)        2003       2002       2003       2002
                                  ----       ----       ----       ----

Net sales                       $154,061   $152,586   $586,682   $679,991
                                --------   --------   --------   --------
Costs and expenses:
  Cost of goods sold             130,518    127,826    492,241    539,130
  Sales, general, and
   administrative expenses        17,994     14,353     65,038     58,765
  Amortization of
   intangible assets               1,781      1,446      4,870      3,748
  Interest expense                 1,141      1,186      4,635      5,109
  Interest income                   (243)      (158)      (870)      (635)
  Other expense-net                   45      3,223        829      3,194
                                --------   --------   --------   --------
  Total costs and expenses       151,236    147,876    566,743    609,311
                                --------   --------   --------   --------
Earnings before income taxes
 and cumulative effect of
 accounting change                 2,825      4,710     19,939     70,680
Income taxes                       1,090      1,493      7,593     25,510
                                --------   --------   --------   --------
Earnings before cumulative
 effect of accounting change       1,735      3,217     12,346     45,170
Cumulative effect of accounting
 change, net of income taxes           -          -          -     (2,489)
                                --------   --------   --------   --------
Net earnings                    $  1,735   $  3,217   $ 12,346   $ 42,681
                                ========   ========   ========   ========
Basic per share amounts:
Earnings before cumulative
 effect of accounting change    $   0.15   $   0.28   $   1.10   $   3.99
Cumulative effect of accounting
 change, net of income taxes           -          -          -      (0.22)
                                --------   --------   --------   --------
Net earnings                    $   0.15   $   0.28   $   1.10   $   3.77
                                ========   ========   ========   ========
Diluted per share amounts:
Earnings before cumulative
 effect of accounting change    $   0.15   $   0.28   $   1.08   $   3.90
Cumulative effect of accounting
 change, net of income taxes           -          -          -      (0.21)
                                --------   --------   --------   --------
Net earnings                    $   0.15   $   0.28   $   1.08   $   3.69
                                ========   ========   ========   ========
Weighted-average number
 of shares outstanding:
Basic                             11,253     11,328     11,246     11,325
Diluted                           11,419     11,535     11,389     11,577
                                ========   ========   ========   ========

                Woodward Governor Company and Subsidiaries
                 CONDENSED  CONSOLIDATED  BALANCE  SHEETS

                                      At September 30,   At September 30,
(in thousands)                             2003               2002
                                           ----               ----
Assets
   Current assets:
    Cash and cash equivalents           $  24,058          $  29,828
    Accounts receivable                    87,807             76,406
    Inventories                           126,289            127,112
    Income taxes receivable                 1,782                  -
    Deferred income taxes                  14,179             15,340
    Other current assets                    5,157              3,128
                                        ---------          ---------
     Total current assets                 259,272            251,814
   Property, plant, and equipment-net     124,144            123,622
   Goodwill                               133,620            115,265
   Other intangibles-net                   85,291             66,762
   Deferred income taxes                    6,429             17,885
   Other assets                             7,243              7,047
                                        ---------          ---------
Total assets                            $ 615,999          $ 582,395
                                        =========          =========
Liabilities and shareholders' equity
   Current liabilities:
    Short-term borrowings               $   5,774          $  16,185
    Current portion of long-term debt      30,000              2,000
    Accounts payable                       26,703             22,739
    Accrued liabilities                    45,533             52,256
    Income taxes payable                        -              3,194
                                        ---------          ---------
     Total current liabilities            108,010             96,374
   Long-term debt, less current
    portion                                89,970             78,192
   Other liabilities                       57,215             52,928
                                        ---------          ---------
   Total liabilities                      255,195            227,494
   Shareholders' equity                   360,804            354,901
                                        ---------          ---------
Total liabilities and
 shareholders' equity                   $ 615,999          $ 582,395
                                        =========          =========

Woodward Governor Company and Subsidiaries
OTHER SELECTED INFORMATION
                                    Three months ended       Year ended
                                      September 30,         September 30,

(Unaudited-in thousands)            2003       2002       2003       2002
                                    ----       ----       ----       ----
External net sales:
 Industrial Controls           $  88,793  $  90,743  $ 332,755  $ 408,665
 Aircraft Engine Systems          65,268     61,843    253,927    271,326
Segment earnings (loss):
 Industrial Controls              (6,931)    (4,246)   (11,588)    33,294
 Aircraft Engine Systems          13,793     11,973     47,615     57,226
Capital Expenditures               6,653      6,599     18,802     22,898
Depreciation Expense               6,651      7,054     27,548     28,340
                               =========  =========  =========  =========
Segment earnings in the table above do not reflect interest, corporate expenses, income taxes, and cumulative effect of accounting change.

Stephen P. Carter
Executive Vice President, Chief Financial Officer and Treasurer
1-815-639-6800